Tempur Sealy Announces Refinancing of Credit Facilities

LEXINGTON, KY, October 11, 2023 – Tempur Sealy International, Inc. (NYSE: TPX, “Tempur Sealy” or “Company”) today announced that it has successfully completed the closing of its $1.65 billion senior secured credit facilities, which include a $1.15 billion revolving credit facility and a $500 million term loan facility.
The proceeds of the senior secured credit facilities will be used to refinance Tempur Sealy's existing credit facilities and, in the case of the revolving credit facility, for general corporate purposes. The senior secured credit facilities have an accordion feature that permits incremental borrowings of up to $850 million and potentially substantially more subject to compliance with a specified secured leverage ratio and certain other conditions.
Tempur Sealy Chairman and CEO Scott Thompson said, "We are very pleased with the refinancing of our credit facilities. With this refinancing, we have meaningfully extended our debt maturities, improved our financial flexibility, and increased our potential total senior credit funding while maintaining our current cost of funds in what is clearly a tight commercial banking market.”
Thompson added, "We appreciate the strong support from the 13 market-leading lenders who participated in the financing of these facilities. The transaction was substantially over-subscribed, evidencing support for our strategic vision."
Additional details regarding the refinanced credit facilities are available in Tempur Sealy's Current Report on Form 8-K filed today with the Securities and Exchange Commission.

About Tempur Sealy International, Inc.
Tempur Sealy is committed to improving the sleep of more people, every night, all around the world. As a leading designer, manufacturer, distributor and retailer of bedding products worldwide, we know how crucial a good night of sleep is to overall health and wellness. Utilizing over a century of knowledge and industry-leading innovation, we deliver award-winning products that provide breakthrough sleep solutions to consumers in over 100 countries.
Our highly recognized brands include Tempur-Pedic®, Sealy® and Stearns & Foster® and our popular non-branded offerings consist of value-focused private label and OEM products. At Tempur Sealy we understand the importance of meeting our customers wherever and however they want to shop and have developed a powerful omni-channel retail strategy. Our products allow for complementary merchandising strategies and are sold through third-party retailers, our 700+ Company-owned stores worldwide and our e-commerce channels. With the range of our offerings and variety of purchasing options, we are dedicated to continuing to turn our mission to improve the sleep of more people, every night, all around the world into a reality.
Importantly, we are committed to carrying out our global responsibility to protect the environment and the communities in which we operate. As part of that commitment, we have established the goal of achieving carbon neutrality for our global wholly owned operations by 2040.

Investor Relations Contact
Aubrey Moore
Investor Relations
Tempur Sealy International, Inc.
Investor.relations@tempursealy.com